Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: February 21, 2006

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Interim Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC. REPORTS SECOND QUARTER UNAUDITED RESULTS

Denver, Colorado – February 21, 2006 - Sport-Haley, Inc. (NASDAQ NMS – SPOR) (“Sport-Haley” or the “Company”) today reported unaudited earnings for its second fiscal quarter and six months ended December 31, 2005.

Net sales for the fiscal quarter ended December 31, 2005 were $4,429,000, a decrease of $571,000 or 11%, from net sales of $5,000,000 for the same quarter in the prior fiscal year. Net sales for the six months ended December 31, 2005, were $8,440,000, a decrease of $2,130,000 or 20%, from net sales of $10,570,000 for the comparable six-month period in the previous fiscal year.

The decrease in net sales for the quarterly period was primarily due to a continuing increase in the sales of our Ben Hogan® men’s fashion apparel combined with the previously reported discontinuance of our HALEY RESERVE men’s fashion golf apparel and a significant decrease in the sales of our SPORT HALEY™ women’s fashion apparel. Net sales of Ben Hogan® apparel approximated $2,800,000 and $5,200,000 for the quarter and six months ended December 31, 2005, increases of approximately $800,000, or 40%, and $480,000, or 10%, from net sales of approximately $2,000,000 and $4,700,000 for the quarter and six months ended December 31, 2004. We believe the discontinuance of our HALEY RESERVE men’s fashion golf apparel contributed $200,000 and $900,000 to the decreases for the fiscal quarter and six month period, respectively. Net sales of our SPORT HALEY™ women’s fashion apparel totaled approximately $1,400,000 and $2,900,000 for the quarter and six months ended December 31, 2005, decreases of approximately $1,100,000, or 44%, and $1,500,000, or 34%, when compared with the respective quarterly and six-month periods in the prior fiscal year. The overall market for women’s fashion golf apparel appears to be shrinking, as evidenced by the recent exit from the women’s market by certain of our competitors.

Our gross margins, as a percentage of sales, were 37% and 35% for the quarter and six months ended December 31, 2005, respectively. Comparatively, our gross margins, as a percentage of sales, were 9% and 21% for the comparable periods in the prior fiscal year. We believe the increase in gross margins is primarily attributable to our successful efforts to minimize the amount of our finished goods inventories remaining on hand at the end of each selling season and to better estimate the recoverable value of our excess finished goods inventories.

Selling, general and administrative expenses for the fiscal quarter ended December 31, 2005, decreased by $926,000, or 39%, to $1,438,000 from $2,364,000 for the same quarter in the prior fiscal year. Selling, general and administrative expenses for the six months ended December 31, 2005, decreased by $2,061,000, or 39%, to $3,162,000 from $5,223,000 for the comparative six-month period in the prior fiscal year. Selling, general and administrative expenses were approximately 32% and 37% of net sales for the quarter and six months ended December 31, 2005, as compared with 47% and 49% for the comparable periods in the prior fiscal year. The decreases between comparative quarterly and six-month periods were primarily due to the accrual in the quarter ended December 31, 2004, of $520,000 in severance and other compensation payable to our former Chief Executive Officer and severance and $650,000 in other compensation paid to our late Chairman’s estate in September 2004 combined with decreases in sales commissions, payroll expenses and a general reduction in other selling general and administrative expenses. We believe the general decrease in selling, general and administrative expenses is indicative of cost reductions that have been achieved as a result of implementing cost reduction initiatives in fiscal 2005.

Our net income for the quarter ended December 31, 2005, was $99,000, a difference of $2,105,000, or 105%, when compared with our net loss of ($2,006,000) for the comparable quarter in the prior fiscal year. Our net loss for the six months ended December 31, 2005, was ($429,000), a difference of $2,853,000, or 87%, when compared with our net loss of ($3,282,000) for the comparable six-month period in the prior fiscal year.

Basic earnings (loss) per common share were $0.04 and ($0.77) for the quarters and were ($0.16) and ($1.29) for the six-month periods ended December 31, 2005 and 2004, respectively. Diluted earnings (loss) per common share were $0.03 and ($0.77) for the quarters and were ($0.16) and ($1.29) for the six-month periods ended December 31, 2005 and 2004, respectively.

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of and markets women’s and men’s fashion golf apparel and outerwear under the SPORT HALEY™ and Ben Hogan® labels. Our fashion golf apparel collections, known for their innovative designs, quality fabrics, generous fits and classic styles, are primarily marketed in the premium and mid-priced markets, through a network of independent sales representatives and distributors, to golf professional shops, country clubs, resorts and exclusive department stores within the United States and by certain distributors within international markets. Ben Hogan® apparel and Top-Flite™ apparel are distributed pursuant to a licensing agreement between Sport-Haley and Callaway Golf Company (“Callaway”). Sport-Haley received approval from Callaway for Reserve Apparel Group LLC (“Reserve Apparel”) to distribute Top-Flite™ apparel exclusively to Wal-Mart Stores in accordance with a joint venture agreement between Sport-Haley, Inc. and Explorer Gear USA. Reserve Apparel expects to make the first deliveries of Top-Flite™ apparel in approximately February 2006.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “appear” and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of Sport-Haley’s business, the markets for its products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-

looking statements, although not all forward-looking statements contain such identifying words. The reader should be aware that Sport-Haley’s actual results could differ materially from those contained in forward-looking statements. Sport-Haley’s financial condition and the results of its operations will depend on a number of factors, including, but not limited to, the following: our ability to control costs and expenses; our ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate our chosen distribution channels; our ability to successfully forecast sales and optimize inventory levels; our ability to successfully manage risks associated with the trend of increasing sales with respect to licensed apparel, such as its Ben Hogan® apparel collections; relations with and performance of suppliers; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; political and international trade relations; changes in international trade quota systems for apparel; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; timely performance of third parties, such as freight forwarders, including risks of labor disputes and/or labor strikes; changes in product mix; inventory risks due to shifts in market and/or price erosion of purchased apparel; lost or reduced manufacturing capacity of significant suppliers; loss or delay of shipments from foreign suppliers; access to capital; maintaining satisfactory relationships with commercial banking institutions; and, establishing controls with regard to and maintaining the integrity of technology and information systems. The reader should not place undue reliance on any forward-looking statements. Neither Sport-Haley nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

SPORT-HALEY, INC.

Consolidated Unaudited Financial Information
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Statements of Income Data:

Net sales	$4,429	$5,000	$8,440	$10,570

Gross profit	1,637	458	2,942	2,228

Other operating costs	1,613	2,516	3,500	5,573

Income (loss) from operations	24	(2,058)	(558)	(3,345)

Other income (expense), net	77	52	130	63

Net income (loss)	99	(2,006)	(429)	(3,282)

Diluted earnings (loss) per common share	$0.03	$(0.77)	$(0.16)	$(1.29)

Diluted average weighted shares outstanding	2,968,000	2,545,000	2,728,000	2,541,000

	December 31,
	2005	2004
Balance Sheet Data:

Current assets	$16,556	$16,011

Total assets	17,292	17,026

Current liabilities	1,598	1,590

Long-term liabilities	—	—

Shareholders’ equity	15,694	15,436